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                                                                SUB-ITEM 77Q1(E)

                             MEMORANDUM OF AGREEMENT

                                 (YIELD SUPPORT)

     This Memorandum of Agreement is entered into upon the date of the reorganization of Van Kampen Money Market Fund into AIM Money Market Fund, a series portfolio of AIM Investment Securities Funds and the reorganization of Van Kampen Tax Free Money Fund into AIM Tax-Exempt Cash Fund, a series portfolio of AIM Tax-Exempt Funds and Invesco Advisers, Inc. ("Invesco"). AIM Investment Securities Funds and AIM Tax-Exempt Cash Funds shall together be referred to as the Trusts and AIM Money Market Fund and AIM Tax-Exempt Cash Fund shall together be referred to as the Funds. Invesco shall and hereby agrees to waive fees or reimburse expenses of each Fund, on behalf of its respective classes as applicable, severally and not jointly.

     For and in consideration of the mutual terms and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trusts and Invesco agree as follows:

     The Trusts and Invesco agree until at least June 30, 2012 (the "Expiration Date") that Invesco will waive its advisory fee or reimburse expenses of each Fund in order to maintain a minimum yield of at least 0.01%.

     It is expressly agreed that the obligations of each Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trusts personally, but shall only bind the assets and property of each Fund, as provided in each Trust's Agreement and Declaration of Trust. The execution and delivery of this Memorandum of Agreement have been authorized by the Trustees of the Trusts, and this Memorandum of Agreement has been executed and delivered by an authorized officer of the Trusts acting as such; neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Funds, as provided in each Trust's Agreement and Declaration of Trust.

     IN WITNESS WHEREOF, each of the Trusts and Invesco have entered into this Memorandum of Agreement as of the Effective Dates on the attached Exhibits.

                                        AIM INVESTMENT SECURITIES FUNDS
                                        AIM TAX-EXEMPT FUNDS
                                        on behalf of the Funds listed in the
                                        Exhibits to this Memorandum of Agreement


                                        By: /s/ John M. Zerr
                                            ------------------------------------
                                        Title: Senior Vice President


                                        Invesco Advisers, Inc.


                                        By: /s/ John M. Zerr
                                            ------------------------------------
                                        Title: Senior Vice President